Exhibit 10.1
STEPSTONE GROUP INC.
SUMMARY OF INDEPENDENT DIRECTOR COMPENSATION PROGRAM
(Effective September 8, 2026)
The following is a summary of the compensation program, as amended from time to time, for members of the board of directors (the “Board”) of StepStone Group Inc. (the “Company”) whom the Board has determined to be independent (“Independent Directors”). The program was most recently amended by the Board in July 2026, and such amendments became effective upon the election of directors at the Company’s 2026 Annual Meeting of Stockholders held on September 8, 2026.
Eligibility
The Company pays director compensation only to directors whom the Board has determined to be independent. Directors who are not Independent Directors, including directors who are employees of the Company or its subsidiaries, do not receive compensation for their service as directors.
Annual Retainers
Each Independent Director is eligible to receive the following annual retainers:

Position	Annual Retainer
Board Member (all Independent Directors)	$200,000
Chair of the Audit Committee	$75,000
Chair of the Compensation Committee	$50,000
Chair of the Nominating and Corporate Governance Committee	$25,000
Member (other than Chair) of the Audit Committee	$30,000
Member (other than Chair) of the Compensation Committee	$20,000
Member (other than Chair) of the Nominating and Corporate Governance Committee	$10,000
A committee chair receives only the applicable committee chair retainer and does not also receive a committee member retainer for service on that committee.
Form of Payment
Fifty percent (50%) of each annual retainer described above is payable in the form of restricted stock units (“RSUs”) granted under the Company’s 2020 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the remaining fifty percent (50%) is payable, at the election of the Independent Director, in the form of cash or RSUs.
Proration
All annual retainers are prorated for any partial year of service.

Grant and Vesting of RSUs
Subject to approval by the Board, RSUs payable in respect of the annual retainers are granted as of the date of the Independent Director’s election or re-election to the Board at the Company’s annual meeting of stockholders or, in the case of an Independent Director appointed to the Board other than at an annual meeting, as of the date of such appointment, with the applicable retainers prorated for the partial year of service.
RSUs granted to Independent Directors vest in full based on continuous service as a member of the Board through the earlier of (i) the date that is 12 months following the date of grant and (ii) the date of the Company’s next annual meeting of stockholders. RSUs are subject to the terms and conditions of the Plan and the applicable award agreement.
Expense Reimbursement
All members of the Board are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board.
Amendment
The Board may amend, modify or terminate this program at any time.